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                                                                     EXHIBIT 4.1


                               PRIMARK CORPORATION
                1999 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS


                                    ARTICLE I
                                     Purpose

     The purposes of the Primark Corporation 1999 Stock Option Plan for Non-Employee Directors (the "Plan") are to attract and retain the services of experienced and knowledgeable non-employee directors of Primark Corporation (the "Corporation") and to provide an incentive for such directors to increase their proprietary interest in the Corporation's long-term success and progress.


                                   ARTICLE II
                           Shares Subject to the Plan

     The total number of shares of common stock, without par value ("Shares"), of the Corporation for which options may be granted under the Plan is 200,000, subject to adjustment in accordance with Article VI hereof. Such Shares shall only be shares previously acquired by the Corporation in the open market (i.e. shares repurchased by the Corporation), and shall include shares representing the unexercised portion of any option granted under the Plan that expires or terminates without being exercised in full.


                                   ARTICLE III
                             Administration of Plan

     The Plan shall be administered by the Board of Directors of the Corporation (the "Board"). Subject to the terms of the Plan, the Board shall have the power to construe the provisions of the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable.


                                   ARTICLE IV
                            Participation in the Plan

     Each director of the Corporation who is not otherwise an employee of the Corporation or any subsidiary ("Director"):

          (a) as of the effective date of the Plan as defined in Article IX hereof (the "Effective Date") shall receive an option to acquire 22,500 Shares under the Plan as of the Effective Date;

          (b) on or before June 15, 1999, a Director may make an election to exchange all or a portion of his or her annual retainer and meeting fees, payable by the Corporation over the period July 1, 1999 through June 30, 2000, for an option to acquire that number of Shares equal to 30,000 times 3 times (a) divided by the product of (i) the June 30, 1999 closing price of a Share on the New York Stock Exchange and (ii) .6 (the Black-Scholes fraction), where (a) equals the percentage of fees to be exchanged. The option will be granted on June 30, 1999 with an exercise price per Share equal to the closing price on the New York Stock Exchange of a Share on said date.


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                                    ARTICLE V
                                  Option Terms

     Each option granted to a Director under the Plan and the issuance of Shares thereunder shall be subject to the following terms.

     1. Option Agreement. Each option granted under the Plan shall be evidenced by an option agreement (the "Agreement") duly executed on behalf of the Corporation and by the Director to whom such option is granted. Each Agreement shall comply with and shall be subject to the terms and conditions of the Plan. Any Agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Board.

     2. Option Exercise Price. The option exercise price for an option granted under the Plan shall be the fair market value of the Shares covered by the option at the time the option is granted. For purposes of this Plan, "fair market value" shall mean the closing price of the Shares on the day of grant on the New York Stock Exchange (Consolidated Tape Transactions).

     3. Time and Manner of Exercise of Option. Options may be exercised in full at one time or in part from time to time. Any option may be exercised by giving written notice, signed by the person exercising the option, to the Corporation stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full for such Shares, which payment may be in whole or in part in Shares already owned for a period of at least six months by the person or persons exercising the option, valued at fair market value.

     4. Term of Options. Each option shall expire not more than ten (10) years from the date of the granting thereof, but shall be subject to earlier termination as follows:

          (a) In the event of the death of an optionee, the option granted to such optionee may be exercised within one (1) year after the date of death of such optionee or prior to the date on which the option expires by its terms, whichever is earlier, by the estate of such optionee, or by any person or persons whom the optionee shall have designated in writing on forms prescribed by and filed with the Corporation or, if no such designation has been made by the person or persons to whom the optionee's rights have passed, by will or the laws of descent and distribution.

          (b) In the event that an optionee ceases to be a director of the Corporation (other than by reason of death), the option granted to such optionee may be exercised by him or her within three (3) years after the date such optionee ceases to be a director of the Corporation or prior to the date on which the option expires by its terms, whichever is earlier.

     5. Transferability. The right of any optionee to exercise an option granted to him or her under the Plan shall not be assignable or transferable by such optionee otherwise than by will or the laws of descent and distribution, and any such option shall be exercisable during the lifetime of such optionee only by him or her.

     6. Participant's or Successor's Rights as Shareholder. Neither the recipient of an option under the Plan nor his or her successor(s) in interest shall have any rights as a shareholder of the Corporation with respect to any Shares subject to an option granted to such person until such person becomes a holder of record of such shares.

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                                   ARTICLE VI
                               Capital Adjustments

     The aggregate number of Shares with respect to which options may be granted under the Plan, as provided in Article II, the number of Shares subject to each outstanding option, and the price per Share specified in such options, all may be adjusted, as the Board shall determine in its sole discretion or as may be required, for any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares or any other similar capital adjustment, the payment of a stock dividend, or other increase or decrease in such Shares effected without receipt of consideration by, or a merger or consolidation of, the Corporation, or the sale of all or substantially all of the assets of, or the liquidation of the Corporation.


                                   ARTICLE VII
                              Expenses of the Plan

     All costs and expenses of the adoption and administration of the Plan shall be borne by the Corporation and none of such expenses shall be charged to any optionee.


                                  ARTICLE VIII
                      Termination and Amendment of the Plan

     The Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion provided, however, that no amendment may be made without the approval of shareholders if such approval is required in order to comply with applicable stock exchange requirements.


                                   ARTICLE IX
                                 Effective Date

     The Effective Date of the Plan shall be May 26, 1999.


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